Exhibit 99.1

International Monetary Systems
Acquires Boston based Bartermax, Inc.

New Berlin, Wis. – July 31, 2008 -- International Monetary Systems, Ltd. (OTCBB:INLM), a worldwide leader in business-to-business barter services, today announced that it has acquired the assets and client base of Bartermax, Inc., a barter trade exchange serving clients in Boston, MA and Providence RI.

Don Mardak, CEO of IMS commented: “This represents another acquisition of a reputable and long-standing trade exchange in a strategic location. Al Kafka, owner of Bartermax Inc., has been an industry icon and leader for several decades and has cultivated the kind of high-quality exchange network that IMS seeks. We are confident that the clients in these two markets will synergize well with our members nationwide – especially those in our Connecticut and New York markets. This acquisition also adds attractive new travel destinations for our entire business client base.”

Al Kafka added: “We are proud to have Bartermax join the ranks of International Monetary Systems. We feel the growth opportunity for our members here is very exciting. IMS is accomplishing a goal that we veterans in the barter industry have long supported – a large network of businesses connected by a common and well-respected trade dollar.”

The transaction was financed by a combination of cash, stock and other considerations.

About International Monetary Systems

Founded in 1985, International Monetary Systems (IMS) serves 18,000 businesses representing 23,000 cardholders in 50 North American markets. Based in New Berlin, Wisconsin, and managed by seasoned industry veterans, IMS is one of the largest publicly traded barter companies in the world and is continually expanding its network by adding exchange locations. The company's proprietary transaction clearing software, Trade Network Tracking (TNT) System, enables businesses and individuals to trade goods and services online using an electronic currency known as trade dollars. The IMS network allows companies to create cost savings and connect to new customers by incorporating barter opportunities in their business models. Further information can be obtained at the company's Web site at: www.imsbarter.com.

Contact:

International Monetary Systems, Ltd., New Berlin, WI
Krista Vardabash, (888) 783-4636, ext. 19
go-ims@imsbarter.com
http://www.internationalmonetary.com